UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 6, 2019

comScore, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-33520	54-1955550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11950 Democracy Drive

Suite 600

Reston, Virginia 20190

(Address of principal executive offices, including zip code)

(703) 438-2000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	SCOR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 6, 2019, comScore, Inc. (the “Company”) and certain funds affiliated with or managed by Starboard Value LP (the “Buyers”), the holders of the Company’s senior secured convertible notes due January 16, 2022 (as amended to date, the “Notes”), entered into an Amendment Agreement (the “Amendment”). Pursuant to the Amendment, in connection with a Change of Control (as defined in the Notes) transaction pursuant to documentation initially entered into no later than August 5, 2020 (a “Qualifying Change of Control”), the Company may redeem the Notes in full in cash at a price equal to the sum of (i) the aggregate outstanding principal amount of the Notes as of the consummation of the Qualifying Change of Control (the “Qualifying Early Redemption Date”), (ii) accrued interest as of the Qualifying Early Redemption Date, (iii) any other amounts owed pursuant to the Notes and (iv) 20% of the aggregate outstanding principal amount of the Notes as of the Qualifying Early Redemption Date (the “Qualifying Early Redemption Price”). Until the Qualifying Early Redemption Price is paid, the holders of the Notes may elect to convert the Notes into shares of common stock, par value $0.001 per share, of the Company pursuant to the terms of the Notes. The Amendment also provides that, upon execution of documentation providing for a Qualifying Change of Control, the $40.0 million minimum cash balance required to be maintained by the Company will be reduced on a dollar for dollar basis for each dollar of cash interest paid to the holders of the Notes, subject to a $20.0 million minimum, until (i) consummation of the Qualifying Change of Control in the event the holders of the Notes do not receive payment in full of the applicable Qualifying Early Redemption Price within two (2) business days of consummation of such Qualifying Change of Control or (ii) the shorter of (A) the 90th day after a termination (other than a termination to accept a superior proposal) of the documentation providing for the Qualifying Change of Control and (B) the first date after such termination when the Company consummates a financing that enables it to maintain on deposit cash and/or cash equivalents (as defined in GAAP) in an aggregate amount equal to $40.0 million. The Amendment also modifies the provisions of the Registration Rights Agreement between the Company and the Buyers dated as of January 16, 2018, as amended, revising the grace periods during which the Company would not be obligated to keep applicable registration statements available for use by the Buyers.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01	Other Events.

During the Company’s November 5, 2019 earnings call regarding its third quarter results, the Company reiterated that it is pursuing all strategic options and stated that the Company’s Board of Directors remains open to any financial or operational strategies that would maximize shareholder value, including the sale of the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment Agreement, dated November 6, 2019, by and among comScore, Inc., Starboard Value and Opportunity Master Fund Ltd. and the other investors listed on the signature pages attached thereto.

101.INS	XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File - the cover page iXBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.

By:	/s/ Gregory A. Fink
Gregory A. Fink
Chief Financial Officer and Treasurer

Date: November 6, 2019

4